Exhibit 4.3

Cooper Tire & Rubber Company

Description of Securities

The summary of the general terms and provisions of the common stock of Cooper Tire & Rubber Company (“Cooper Tire” or “the Company”) set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation ( “certificate of incorporation”) and By-laws ( “by-laws,” and together with the certificate of incorporation, the “Charter Documents”), each of which is incorporated herein by reference and attached as an exhibit to the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company encourages you to read the Charter Documents and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

General

The Company’s authorized capital stock consists of 300,000,000 shares of common stock, par value $1.00 per share and 5,000,000 shares of preferred stock, $1.00 par value.

Dividends on Capital Stock

The Board of Directors may declare and pay dividends on the Company’s common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share for all matters submitted to stockholders for a vote at every meeting of the stockholders. The Company’s by-laws provide that, except as required by the Charter Documents or the rules or regulations of any stock exchange applicable to Cooper Tire, or as otherwise provided by law or pursuant to any regulation applicable to Cooper Tire or its securities, all matters will be decided by the vote of the majority of the votes cast. Each director is to be elected by the vote of the majority of the votes cast with respect to that director’s election; provided, if the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, then each director shall be elected by the vote of a plurality of the shares present in person or by proxy at the meeting and entitled to vote on the election of directors. Special meetings of stockholders of the Company may be called only by the Chairman of the Board or the President or by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Upon liquidation, dissolution or wind up of the business, the holders of common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of common stock and will subject common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The Company’s common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Cooper Tire.

Preferred Stock

The Company may issue preferred stock in series with rights and preferences as authorized by the Board of Directors. including:

a.the title of the series;
b.the voting rights of the holders of the preferred stock;
c.the dividends, if any, which will be payable with regard to the series;
d.the terms, if any, on which the series may or will be redeemed;
e.the preference, if any, to which holders of the series will be entitled upon the Company’s liquidation;
f.the right, if any, of holders of the series to convert them into another class of the Company’s stock or securities; and
g.any other material terms of the series.

Provisions of the Company’s Restated Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XIV of the Company’s certificate of incorporation requires that any action required or permitted to be taken by Cooper Tire stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in writing by the stockholders.

Article XVI of the Company’s certificate of incorporation prescribes relevant factors to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with Cooper Tire, including certain price and procedural requirements related to the fair market value of the Company’s common stock relative to a proposed transaction.

The Company is governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

a.prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
b.upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
c.at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 percent of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15 percent or more of the corporation’s voting stock.

The provisions of the Company’s certificate of incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Cooper Tire. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.